Exhibit 99.1

Doug Sherk Investor Relations, EVC Group +1 (415) 652-9100 dsherk@evcgroup.com	Beth Kaplan Public Relations Director, Accuray +1 (408) 789-4426 bkaplan@accuray.com

Accuray Announces Preliminary Second Quarter Financial Results

Revenue Expected to be Approximately $107.5 Million; Gross Orders Expected to be Approximately $67 Million

Management Reiterates Guidance for FY2016

SUNNYVALE, Calif., January 11, 2016 — Accuray Incorporated (NASDAQ: ARAY) announced today preliminary product orders and revenues for the second quarter of fiscal 2016, which ended on December 31, 2015. As a result of the expected second quarter results and current business trends, management today reaffirmed guidance for FY 2016.

The preliminary results for the second fiscal quarter include:

•                  Gross product orders are expected to be approximately $67 million.

•                  Single and dual vault sites comprised more than 50 percent of total TomoTherapy® System orders; replacement orders to existing accounts comprised approximately 15 percent of all system orders.

•                  Age-outs and cancellations are expected to be approximately $19 million and $3 million, respectively.

•                  Net orders are expected to be approximately $43 million after age-outs, cancellations and foreign currency.

•                  Revenue is expected to be approximately $107.5 million, an increase of 10 percent year-over-year or 13 percent on a constant currency basis.

•                  Converted four gross product orders from backlog to revenue in China during the quarter.

•                  Cash, cash equivalents and short-term investments increased by approximately $3 million in the second quarter and by approximately $12 million during the first half of fiscal 2016, representing a $33 million year-over-year improvement.

•                  The Company reaffirmed its financial guidance for full year fiscal 2016 as follows: total revenue of $395 million to $410 million, gross orders of approximately $295 million and adjusted EBITDA of $25 million to $35 million.  The Company last provided guidance on October 29, 2015.

“We are continuing to build momentum in the marketplace through solid execution of our key commercial initiatives. During the quarter, we successfully converted competitive sites to Accuray Systems and we generated a growing number of orders through replacement sales to our existing installed customer base. Most importantly, we are displaying improved quarter to quarter consistency in our business,” said Joshua H. Levine, president and chief executive officer of Accuray.  “Our team delivered gross orders within our expectations and record quarterly revenue performance.  Additionally, our Incise™ Multileaf Collimator continues to drive CyberKnife® System orders and was included in over 80 percent of our new CyberKnife System orders.”

The above information is preliminary and subject to completion of quarter-end financial reporting processes and reviews.  Accuray expects to release final second quarter financial results after the market close on January 28, 2016.

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company and facilitates a more meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

The Company presents certain measures, such as period-over-period gross product order growth, on a constant currency basis, which excludes the effects of foreign currency translation.  Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, management uses these measures on a constant currency basis to evaluate period-over-period operating performance.  Measures presented on a constant currency basis are calculated by translating current period results at prior period monthly average exchange rates.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations for revenue and adjusted EBITDA in fiscal 2016.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of the adoption of our CyberKnife and TomoTherapy Systems; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 28, 2015, the company’s report on Form 10-Q which was filed on November 5, 2015 and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes,
Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2016
	From	To
GAAP net loss	$(28,200)	$(18,300)
Amortization of intangibles (a)	7,950	7,950
Depreciation (b)	10,850	10,850
Stock-based compensation (c)	14,100	14,100
Interest expense, net (d)	17,300	17,300
Provision for income taxes	3,000	3,100
Adjusted EBITDA	$25,000	$35,000

(a) consists of amortization of intangibles - developed technology

(b) consists of depreciation, primarily on property and equipment

(c) consists of stock-based compensation in accordance with ASC 718

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes